UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2013

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2013, Albany Molecular Research, Inc. (the “Company”) issued a press release (the “Press Release”) announcing that on October 28, 2013, Dr. Michael Luther will assume the role of Senior Vice President, Discovery Services. Dr. Bruce Sargent has elected to retire from the Company on a date in 2013 following a transition period to be agreed by the parties (the “Termination Date”).  The Press Release also announced that on October 16, 2013, Dr. Sargent entered into a Separation Agreement with the Company (the “Separation Agreement”) and Dr. Luther entered into an Employment Agreement with the Company (the “Employment Agreement”).

Dr. Luther, 57, was most recently Corporate Vice President of Global Discovery Research Services at Charles River Laboratories, from August 2012 through September 2013, where he served as the general manager of the firm’s discovery business unit, including developing and implementing strategic and operating plans. Prior to his role at Charles River, from March 2009 through August 2012, he was President and a member of the Board of Directors of the David H. Murdock Research Institute in Kannapolis, North Carolina, where he led and directed all activities of the institute. These included applied R&D activities that facilitate and accelerate discovery to proof of principle and early product development in areas of human health. Prior to this, from November 2006 through March 2009, he held the position of Vice President and Site Head at Merck Frosst, in Montreal, Canada, focused on delivery of Phase I candidates from target to clinic for novel therapeutics in respiratory and metabolic disorders. Prior to Merck Frosst, from 1991 through 2006, he held positions of increasing responsibility at GlaxoSmithKline, culminating in his appointment as Vice President, High Throughput Biology.

In his role as Senior Vice President of the Company, Dr. Luther will receive a base salary of $310,000 per year and is eligible for a cash bonus, which would be paid with respect to any fiscal year based on the performance of the Company to established objectives, along with the achievement of personal goals set for Dr. Luther. In addition, Dr. Luther will be paid a new hire bonus of $60,000, payable in early 2014. In the event that Dr. Luther is asked or chooses to relocate, he will receive a standard relocation package for executives in order to provide for the relocation of his family and household goods. In the event that Dr. Luther terminates his employment with AMRI within 12 months after receipt of the new hire bonus, he will be required to repay the bonus. Effective on the date of employment, Dr. Luther will be granted 20,000 shares of restricted stock, and stock options to purchase 40,000 shares of the Company’s common stock, granted at the fair market value on the date of grant. These shares will vest in equal installments over the first four anniversaries of the date of grant, subject to continued employment on each such date. The Employment Agreement also contains terms and conditions regarding restrictive covenants, termination, change of control and other matters. In particular, in the case of an invountary termination, subject to the execution of a release of claims, Dr. Luther will be entitled to receive a pro rata bonus and a severance payment equal to one times his base salary and one time his last bonus. Dr. Luther’s new hire equity awards will also become vested upon an involuntary termination or termination by Dr. Luther for good reason and all equity awards held by Dr. Luther will vest immediately upon a change in control.

The Separation Agreement provides for the payment of certain severance benefits to Dr. Sargent following the Termination Date and the continuation of certain obligations under the terms of the Amended and Restated Employment Agreement between the Company and Dr. Sargent dated as of April 5, 2012.  The severance benefits include the following: (a) base salary, bonus and health and dental benefit continuation through December 31, 2014; (b) certain bonus payments related to the Company’s fiscal 2013 year, which will be payable only after the completion of the fiscal year and a portion of which is dependent on the Company meeting its performance goals for such fiscal year; (c) payment of certain outplacement expenses; and (d) continued vesting of certain outstanding restricted stock awards and stock options held by Dr. Sargent immediately prior to the Termination Date that vest over time and have not vested.  Dr. Sargent will receive his regular rate of salary through the Termination Date.  In addition, the Separation Agreement includes a mutual general release of claims between Dr. Sargent and the Company arising out of or related to Dr. Sargent’s employment with the Company.

The description of the Separation Agreement and the Employment Agreement contained herein do not purport to be complete and are qualified in the entirety by reference to the complete text of the Separation Agreement and the Employment Agreement.

A copy of the press release announcing these events is attached hereto as Exhibit 99.1 and is furnished herewith.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 16, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2013	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Lori M. Henderson
Name: Lori M. Henderson
Title: Vice President and General Counsel

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Exhibit No.	Description
99.1	Press Release dated October 16, 2013.

EXHIBIT INDEX

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